March 15, 2013

Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:
Scott Silvestri, Bank of America, 1.980.388.9921
scott.silvestri@bankofamerica.com

Mukesh D. Ambani to Join Bank of America Global Advisory Council

CHARLOTTE - Bank of America Corporation today announced that Mukesh D. Ambani will join the Bank of America Global Advisory Council in May. Ambani has decided not to seek another term on the company's board of directors at its 2013 annual meeting of stockholders.

Ambani, chairman and managing director of Reliance Industries Limited, will join 13 other internationally recognized business, academic and public policy leaders who serve on the Global Advisory Council. The council, chaired by Bank of America Chief Executive Officer Brian Moynihan, is a non-fiduciary body that shares expertise and insights on the bank's global engagement.

"We are very grateful for Mukesh's contributions to the board and for the global expertise and perspective he provided,” said Chad Holliday, chairman of the Bank of America board of directors.

Ambani has served on the Bank of America board of directors since March 2011 and became a director prior to the establishment of the Global Advisory Council.

“Our Global Advisory Council is an ideal venue for the company to continue to benefit from Mukesh's judgment and insights,” Moynihan said.

Bank of America
Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a full range of banking, investing, asset management and other financial and risk management products and services. We serve approximately 53 million consumer and small business relationships with approximately 5,500 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

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